Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 16, 2018, relating to the consolidated financial statements of Nuverra Environmental Solutions, Inc., which report appears in the Form 10-K of Nuverra Environmental Solutions, Inc. for the year ended December 31, 2017 and expresses an unqualified opinion and includes an explanatory paragraph relating to the emergence from bankruptcy), which is incorporated by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-223738) of Nuverra Environmental Solutions, Inc. and related Prospectus.

/s/ Moss Adams LLP

Denver, Colorado

April 20, 2018